EXHIBIT 10.21

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 9th day of June, 2008 (the “Effective Date”), by and between Spectrum Brands, Inc. (“the “Company”) and Kent J. Hussey (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an Amended and Restated Employment Agreement, dated April 1, 2005, as amended by that certain Amendment to Employment Agreement dated as of June 29, 2007 (together, the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Agreement in recognition of the Executive’s past services to the Company and the importance to the future success of the Company of the Executive’s continued services; and

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which the Executive would not otherwise be entitled), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.      Capitalized Terms not defined herein shall have the meanings given those terms in the Agreement.

2.      The Executive’s Base Salary, payable pursuant to Section 3(a) of the Agreement, is increased from $750,000 to $825,000, effective June 1, 2008.

3.      The target on which the Executive’s Bonus, payable pursuant to Section 3(b) of the Agreement, is based is increased from 100% of the Executive’s annual base salary to 125% of the Executive’s annual base salary, effective with the bonus payable to the Executive for the Company’s 2008 fiscal year.

4.      The target on which the Executive’s long-term incentive award, payable pursuant to Section 3(e) of the Agreement, is based is increased from 150% of the Executive’s annual base salary to 175% of the Executive’s annual base salary, effective with the long-term incentive award payable to the Executive for the Company’s 2009 fiscal year.

5.      The Company shall grant the Executive restricted shares of the Company’s common stock as follows. On the Effective Date, the Executive shall be awarded 100,000 shares of the Company’s common stock, shares that will include restrictions prohibiting the sale, transfer, pledge, assignment or other encumbrance of such stock (“Restricted Shares”); provided, however, that all such restrictions on one-half of the Restricted Shares shall lapse on the first anniversary of the Effective Date and that all such restrictions on the remaining Restricted Shares shall laps on the second anniversary of the Effective Date. Notwithstanding anything else set forth above, (i) restrictions on Restricted Shares shall also lapse on the earlier of a change in control of the Company (as defined in the company’s stock plan governing such award) (“Change in Control and (ii) any unlapsed shares of Restricted Stock shall be forfeited to the Company in the event the Executive’s employment with the Company terminates prior to the earlier of a Change in Control, for any reason other than a termination of the Executive’s employment by the Company without Cause, by the Executive as a result of a Constructive Termination, or upon death or Disability hereunder. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of restricted stock award granted to Executive on October 1, 2007.

6.      Except as modified by this Amendment, the Agreement remains in full force and effect, and the execution of this Amendment shall not affect the rights of the Company or the Executive under the terms of the Agreement as in effect immediately prior to the Effective Date with respect to events occurring before the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC

/s/ John T. Wilson
By:	John T. Wilson, VP, Secretary and General Counsel

EXECUTIVE:

/s/ Kent J. Hussey
Name:	Kent J. Hussey

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